Exhibit 99.2

Report on Financial Statement Schedule of Independent Registered Public Accounting Firm

To the Supervisory Board
Celanese AG:

Under date of March 30, 2005, we reported on the consolidated balance sheet of Celanese AG and subsidiaries ("Predecessor") as of December 31, 2003, and the related consolidated statements of operations, shareholders' equity, and cash flows for the three-month period ended March 31, 2004 and the years ended December 31, 2003 and 2002. In connection with our audits of the aforementioned consolidated financial statements, we also audited the accompanying related consolidated financial statement schedule. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits.

In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

As discussed in Note 4 to the consolidated financial statements, Celanese AG and subsidiaries changed from using the last-in, first-out or LIFO method of determining cost of inventories at certain locations to the first-in, first-out or FIFO method.

As discussed in Note 5 to the consolidated financial statements, Celanese AG and subsidiaries adopted Statement of Financial Accounting Standards ("SFAS") No. 143, "Accounting for Asset Retirement Obligations", effective January 1, 2003.

As discussed in Note 5 to the consolidated financial statements, Celanese AG and subsidiaries adopted Financial Accounting Standards Board Interpretation No. 46 (Revised), "Consolidation of Variable Interest Entities—an interpretation of ARB No. 51", effective December 31, 2003.

As discussed in Note 5 to the consolidated financial statements, Celanese AG and subsidiaries adopted SFAS No. 142, "Goodwill and Other Intangible Assets", effective January 1, 2002.

As discussed in Note 5 to the consolidated financial statements, Celanese AG and subsidiaries have early adopted SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities", effective October 1, 2002.

As discussed in Note 17 to the consolidated financial statements, Celanese AG and subsidiaries changed the actuarial measurement date for its Canadian and U.S. pension and other postretirement benefit plans in 2003 and 2002, respectively.

We also have reported separately on the consolidated financial statements and the related financial statement schedule of Celanese AG and subsidiaries as of December 31, 2003 and for the years ended December 31, 2003 and 2002. Those financial statements were presented using the euro as the reporting currency.

/s/ KPMG Deutsche Treuhand-Gesellschaft Aktiengesellschaft Wirtschaftsprüfungsgesellschaft
Frankfurt am Main, Germany

March 30, 2005